Filed Pursuant to Rule 424(b)(5)
File No: 333-63370
333-119214

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JULY 3, 2001

$120,000,000

Michigan Consolidated Gas Company
5.00% Senior Notes, 2004 Series E due 2019

We are offering $120 million aggregate principal amount of our 5.00% senior notes due 2019. We will pay interest on the notes in arrears on April 1 and October 1 of each year, beginning April 1, 2005. The notes will mature on October 1, 2019.

We may redeem the notes at our option, in whole or in part, at any time at the make-whole redemption price set forth in this prospectus supplement. There is no sinking fund for the notes.

We will issue our first mortgage bonds to the senior trustee, as collateral to secure the notes. On the release date described in this prospectus supplement, the notes will, at our option, either become unsecured and rank equally with all of our other unsecured senior indebtedness or be secured by substitute mortgage bonds issued under a mortgage indenture other than our existing mortgage indenture.

The timely payment of the regularly scheduled principal and interest on the notes will be insured by a financial guaranty insurance policy issued by MBIA Insurance Corporation.

Upon delivery of the policy, we anticipate that the notes will be rated “AAA” by Standard & Poor’s Rating Group, “Aaa” by Moody’s Investors Services, Inc. and “AAA” by Fitch Ratings. See “Ratings” herein.

Investing in the notes involves risks. You should read carefully the entire prospectus and this prospectus supplement, including the section entitled “Risk Factors” that begins on page S-7 of this prospectus supplement, which describes some of these risks.

	Per Note	Total

Price to public(1)	99.594%	$119,512,800

Underwriting discount	0.750%	$900,000

Proceeds, before expenses, to MichCon(1)	98.844%	$118,612,800

(1)	Plus accrued interest, if any, from the date of issuance.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the notes, in book-entry form only, will be made on or about October 4, 2004.

UBS Investment Bank

Credit Suisse First Boston

Deutsche Bank Securities

KeyBanc Capital Markets

Scotia Capital

The date of this prospectus supplement is September 27, 2004.

      You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement or the accompanying prospectus or any document incorporated by reference is accurate only as of its date. MichCon’s business, financial condition, results of operations and prospects may have changed since such date. To the extent that the information in the prospectus supplement differs from the information in the prospectus, you should rely on the information in the prospectus supplement.

      References in this prospectus supplement to “we,” “us,” “our” or “MichCon” refer to Michigan Consolidated Gas Company, unless the context indicates that the references are to Michigan Consolidated Gas Company and its consolidated subsidiaries.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and accompanying prospectus contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), with respect to the financial condition, results of operations and business of MichCon. You can find many of these statements by looking for words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions in this prospectus supplement, the accompanying prospectus or in documents incorporated herein and therein. You are cautioned not to place undue reliance on such statements, which speak only as of the date of this prospectus supplement, the accompanying prospectus or the date of any document incorporated by reference, as the case may be.

      These forward-looking statements are subject to numerous assumptions, risks and uncertainties. Our actual results may differ from those expected due to a number of variables as described in our public filings with the Securities and Exchange Commission (“SEC”), including our Annual Report on Form 10-K for the year ended December 31, 2003 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004 which are incorporated by reference herein.

      All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We undertake no obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

      Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. See “Where You Can Find More Information” in the accompanying prospectus.

PROSPECTUS SUPPLEMENT SUMMARY

      This summary highlights important information about Michigan Consolidated Gas Company and this offering. It does not contain all the information that is important to you in connection with your decision to invest in the notes. We encourage you to read this prospectus supplement and the accompanying prospectus in their entirety, as well as the information we incorporate by reference, before making an investment decision.

Michigan Consolidated Gas Company

      MichCon is a Michigan public utility engaged in the purchase, storage, transmission, distribution and sale of natural gas to approximately 1.2 million residential, commercial and industrial customers located in a 14,700 square mile area throughout Michigan. MichCon is a Michigan corporation organized in 1898 and is an indirect, wholly-owned subsidiary of DTE Enterprises Inc. (“Enterprises”).

      MichCon became an indirect, wholly-owned subsidiary of DTE Energy Company, an exempt holding company under the Public Utility Holding Company Act of 1935, as amended, on May 31, 2001, when DTE Energy completed the acquisition of MCN Energy. At that time, MCN Energy merged with Enterprises, with Enterprises being the surviving corporation.

      The mailing address of MichCon’s principal executive office is 2000 2nd Avenue, Detroit, Michigan 48226, and its telephone number is (313) 235-4000.

The Offering

      For a more complete description of the terms of the notes, see “Description of Notes.”

The Issuer	Michigan Consolidated Gas Company.

Offered Securities	$120 million aggregate principal amount of 5.00% Senior Notes, 2004 Series E due 2019.

Maturity	The notes will mature on October 1, 2019.

Interest Rate and Payment Dates	We will pay interest on the notes in arrears at the rate of 5.00% per year on April 1 and October 1 of each year, beginning April 1, 2005.

Optional Redemption	The notes may be redeemed at our option, in whole or in part, at any time at the make-whole redemption price described in this prospectus supplement. See “Description of Notes — Optional Redemption.”

Insurance	The timely payment of the regularly scheduled principal and interest on the notes will be insured by a financial guaranty insurance policy issued by MBIA Insurance Corporation that will be issued at the same time the notes are delivered.

Security	We will issue a series of our first mortgage bonds to the senior trustee, as collateral to secure the notes. We refer to these bonds as the related series of collateral bonds. On the date, which we refer to as the release date, that we have retired all of our mortgage bonds, other than mortgage bonds delivered to the senior trustee as collateral for senior debt securities issued under the senior indenture (including the related series of collateral bonds issued to secure the notes), the notes will, at our option, either become unsecured and rank equally with all of our other unsecured senior indebtedness or be secured by substitute mortgage bonds issued under a mortgage indenture other than our existing mortgage. The senior indenture does not specify the type or value of property to be covered by the substitute mortgage, the priority of the lien thereof on such property or limit the amount of the substitute mortgage bonds that can be issued thereunder. Until all mortgage bonds issued under the mortgage are no longer outstanding and the mortgage is terminated, the lien securing any substitute mortgage bonds would be subject to the prior lien of the mortgage.

As of September 15, 2004, other than the related series of collateral bonds to be issued to secure the notes offered hereby, we had outstanding $582 million of mortgage bonds that were issued as collateral bonds to secure our senior debt securities, and are subject to the release provisions. We may, in the future, issue additional notes or other series of debt securities secured by mortgage bonds subject to the release provisions, as well as other debt securities or mortgage bonds. As of June 30, 2004, we had outstanding mortgage bonds not subject to these release provisions in an aggregate principal amount equal to $190 million, of which approximately $80 million aggregate principal amount will not mature or be subject to redemption at our option prior to May 2014. Therefore, the release date is not expected to occur before May 2014, unless we repurchase or otherwise retire, prior to their stated maturity, all of our outstanding mortgage bonds, other than collateral bonds subject to the release provisions, including the related series of collateral bonds.

Use of Proceeds	We estimate that the net proceeds of the offering will be approximately $117 million. We intend to use these proceeds to redeem outstanding debt and for general corporate purposes. See “Use of Proceeds.”

Ratings	Upon delivery of the policy, we anticipate that the notes will be rated “AAA” by Standard & Poor’s Ratings Group, “Aaa” by Moody’s Investors Services, Inc. and “AAA” by Fitch Ratings. See “Risk Factors” and “Ratings” herein.

Risk Factors	Your investment in the notes will involve risks. You should carefully consider the discussion of risks in “Risk Factors” in this prospectus supplement and the other information in this prospectus supplement and the accompanying prospectus, including “Cautionary Statements Regarding Forward-Looking Statements,” on page S-2 of this prospectus supplement, before deciding whether an investment in the notes is suitable for you.

Summary Financial Information

      The following table sets forth our summary consolidated financial data on a historical basis for the three years ended December 31, 2003 and the six months ended June 30, 2004 and June 30, 2003. The year-end financial data have been derived from our audited financial statements which have been audited by Deloitte & Touche LLP, an independent registered public accounting firm. See “Experts” in this prospectus supplement. The financial data for the six months ended June 30, 2004 and June 30, 2003 have been derived from our unaudited condensed consolidated financial statements and include, in the opinion of our management, all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the financial data. Financial results for the six-month periods are not necessarily indicative of results that may be expected for any other interim period or for the fiscal year. The information below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2003 and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004, our financial statements and the related notes and other financial or statistical information that we include or incorporate by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” in the accompanying prospectus.

				Six Months Ended
	Year Ended December 31,			June 30,

	2003	2002	2001	2004	2003

				(unaudited)

	(in millions)
Income Statement
Operating revenues	$1,492	$1,312	$1,218	$986	$936
Operating expenses	1,402	1,237	1,233	930	830
Operating income (loss)	90	75	(15)	56	106
Net income (loss)	45	20	(41)	33	64
Balance Sheet (end of period)
Total assets	$2,977	$2,815	$2,703	$2,884	$2,423
Short-term borrowings	235	123	257	3	3
Current portion of long-term debt and capital lease obligations	3	99	21	3	3
Long-term debt and capital lease obligations	775	678	779	773	777
Total debt	1,013	900	1,057	779	783
Shareholder’s equity	823	839	620	832	880
Total capitalization	1,598	1,517	1,399	1,605	1,657

Recent Developments

Gas Rate Case

      In September 2003, MichCon filed an application with the Michigan Public Service Commission (“MPSC”) for an increase in service and distribution charges (base rates) for its gas sales and transportation customers. The filing requests an overall increase in base rates of $194 million per year (approximately 7% increase, inclusive of gas costs), beginning January 1, 2005. MichCon requested that the MPSC increase base rates by $154 million per year on an interim basis by April 1, 2004. The interim request was based on a projected revenue deficiency for the test year 2004. On May 3, 2004, the MPSC Staff filed its report on MichCon’s interim rate request. After adjusting for several items addressed in its final rate relief recommendation, the Staff recommended a $25 million interim rate increase. In addition, the Staff proposed a 50% debt and 50% equity capital structure utilizing MichCon’s current allowed rate of return of 11.5%. The Staff subsequently revised its position and recommended a $29 million interim rate increase. On July 26, 2004, the MPSC Staff filed its report on MichCon’s final rate relief request. In the report, the Staff recommended a $70 million increase in base rates compared to MichCon’s requested base rate relief of $194 million. In addition, the Staff proposed a 50% debt and 50% equity capital structure utilizing a reduced rate of return of 11%. On September 21, 2004, the MPSC issued an interim order granting immediate rate relief to MichCon in the amount of approximately $35 million. A final order is expected in the first quarter of 2005.

Uncollectable Utility Accounts Receivable

      MichCon has been experiencing high levels of past due receivables. The increase is attributable to economic conditions, high natural gas prices and the lack of adequate levels of assistance for low-income customers. Fifty percent of Michigan’s low-income gas households are in our service territory. As a result of these factors, our allowance for doubtful accounts expense increased to $65 million in the six months ended June 30, 2004 compared to $34 million for the corresponding 2003 period. MichCon is taking actions to reduce the level of past due receivables, including customer disconnections, contracting with collection agencies and working with the State of Michigan and others to increase the share of low-income funding allocated to our customers.

RISK FACTORS

      An investment in the notes involves risks. You should carefully consider the following information, together with the other information in this prospectus supplement, the accompanying prospectus and the documents that are incorporated by reference in this prospectus supplement and the prospectus (including the “Risk Factors” set forth in our Annual Report on Form 10-K for the year ended December 31, 2003), about risks concerning the notes, before buying any notes. See also “Cautionary Statements Regarding Forward-Looking Statements” in this prospectus supplement.

We are subject to rate regulation.

      We operate in a regulated industry. Our gas rates are set by the MPSC and cannot be increased without regulatory authorization. We may be impacted by new regulations or interpretations by the MPSC or other regulatory bodies. New legislation, regulations or interpretations could change how our business operates, impact our ability to recover costs through rate increases or require us to incur additional expenses. As discussed under “Recent Developments” beginning on page S-5 of this prospectus supplement, we have pending requests for gas rate increases. There can be no assurances as to the amount and timing of regulatory decisions in this pending proceeding.

Weather significantly affects our operations.

      Deviations from normal hot and cold weather conditions affect our earnings and cash flow. Mild temperatures can result in decreased utilization of our assets, lowering income and cash flow.

Environmental laws and liability may result in additional costs.

      We are subject to numerous environmental regulations. Compliance with these regulations requires us to seek a variety of environmental licenses, permits, inspections, and other regulatory approvals, and can significantly increase costs. The regulatory environment is subject to significant change, and, therefore, we cannot predict future issues.

      Additionally, we may become a responsible party for environmental clean up at sites identified by a regulatory body. We cannot predict with certainty the amount and timing of future expenditures related to environmental matters because of the difficulty of estimating clean up costs. There is also uncertainty in quantifying liabilities under environmental laws that impose joint and several liability on all potentially responsible parties.

      Since there can be no assurances that environmental costs may be recovered through the regulatory process, our financial performance may be negatively impacted as a result of environmental matters.

The supply and price of natural gas may impact our financial results.

      Our access to natural gas supplies is critical to ensure reliability of service for our regulated gas customers. We have hedging policies in place to mitigate negative fluctuations in commodity supply prices, but there can be no assurances that our financial performance will not be negatively impacted by price fluctuations.

Adverse changes in our credit ratings may negatively affect us.

      Increased scrutiny of the energy industry and regulatory changes, as well as changes in our economic performance, could result in credit agencies’ reexamining our credit ratings. Certain credit agencies have placed a “negative outlook” on our ratings or have put us under review for possible downgrade due primarily to the uncertainty of our pending rate case. While credit ratings reflect the opinions of the credit agencies issuing such ratings and may not necessarily reflect actual performance, a downgrade in our credit ratings could restrict or discontinue our ability to access capital markets at attractive rates and increase our borrowing costs.

Regional and national economic conditions may have unfavorable impacts.

      Our business follows the economic cycles of the customers we serve. Should national or regional economic conditions decline, reduced volumes of natural gas we supply will result in decreased earnings and cash flow. Economic conditions in our service territory, increases in gas prices and lack of adequate assistance to low-income customers also impact our collections of accounts receivable.

Our ability to access capital markets at attractive interest rates is important.

      Our ability to access capital markets is important to operate our business. Heightened concerns about the energy industry, the level of borrowing by other energy companies and the market as a whole could limit our access to capital markets. Changes in interest rates could increase our borrowing costs and financial performance.

Property tax reform may be costly.

      We are a large payer of property taxes in the State of Michigan. Should the legislature change how schools are financed, we could face increased property taxes on our Michigan facilities.

We may not be fully covered by insurance.

      While we have a comprehensive insurance program in place to provide coverage for various types of risks, catastrophic damage as a result of acts of God, terrorism, war or a combination of significant unforeseen events could impact our operations and economic losses might not be covered in full by insurance.

The release of the related series of collateral bonds on the release date could have an adverse effect on the market value of the notes.

      On the release date, the related series of collateral bonds will no longer secure the notes, and the notes will, at our option, either become unsecured and rank equally with all of our other unsecured senior indebtedness or be secured on currently unspecified terms by substitute mortgage bonds issued under a mortgage indenture other than our existing mortgage. See “Description of Notes — Security; Release Date” below. It is possible that the release of the related series of collateral bonds could have an adverse effect on the market value of the notes.

Adverse changes in the credit ratings of MBIA Insurance Corporation could have an adverse effect on the market value of the notes.

      The credit ratings assigned to the notes are based primarily on the financial strength of MBIA Insurance Corporation. The financial strength of MBIA is subject to change depending on changes in MBIA’s financial condition and other factors. If MBIA’s credit rating were downgraded, the ratings of the notes could also be negatively affected. MBIA’s policy does not guaranty the market price of the notes, nor does it guaranty that the ratings on the notes will not be revised or withdrawn. See “The Policy and the Insurer.”

There is no existing market for the notes and we cannot assure that such a market will develop.

      There is no existing market for the notes, and we do not intend to apply for listing of the notes on any securities exchange. We cannot assure that an active trading market for the notes will develop. There can be no assurances as to the liquidity of any market that may develop for the notes, the ability of noteholders to sell their notes or the price at which the noteholders may be able to sell their notes. Future trading prices of the notes will depend on many factors including, among other things, prevailing interest rates, our operating results and the market for similar securities.

USE OF PROCEEDS

      We estimate that the net proceeds of the offering will be approximately $117 million. We intend to use these proceeds from the sale of the notes to redeem approximately $107 million of outstanding debt, maturing more than 30 years after the date hereof and having an interest rate of 6.85% per annum, and for general corporate purposes.

RATIOS OF EARNINGS TO FIXED CHARGES

      Our ratios of earnings to fixed charges were as follows for the periods indicated in the table below:

		Year Ended December 31,
	Six Months Ended
	June 30, 2004	2003	2002	2001(2)	2000	1999

Ratio of earnings to fixed charges(1)	2.16	1.77	1.53	—	3.65	3.74

(1)	Earnings consist of net income plus income taxes and fixed charges. Fixed charges consist of total interest, amortization of debt discount, premium and expense and the estimated portion of interest implicit in rentals.

(2)	For the year ended December 31, 2001, fixed charges exceeded earnings by $66.4 million. Excluding merger and restructuring charges, the ratio would have been 1.62 for this period.

CAPITALIZATION

      The following table sets forth our cash and cash equivalents, short-term debt, current portion of long-term debt and capital lease obligations and capitalization at June 30, 2004, and as adjusted to reflect the issuance of the notes and the use of the proceeds thereof. The information set forth below is only a summary and should be read together with the consolidated financial statements of MichCon and the related notes, in each case incorporated by reference in this prospectus supplement and the accompanying prospectus.

	At June 30, 2004

		As
	Actual	Adjusted

	(unaudited)

	(in millions)
Cash and cash equivalents	$—	$10

Short-term debt	3	$3

Current portion of long-term debt and capital lease obligations	$3	$3

Long-term debt (including capital leases and excluding current maturities)	$773	$786
Common shareholder’s equity	832	$832

Total capitalization	$1,605	$1,618

DESCRIPTION OF NOTES

      Set forth below is a description of the specific terms of the notes. This description supplements, and, to the extent inconsistent replaces, and should be read together with, the description of the general terms and provisions of the notes set forth in the accompanying prospectus under the caption “Description of the Senior Debt Securities.” The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying prospectus and the senior indenture, dated as of June 1, 1998, between MichCon and Citibank, N.A., as trustee, under which the notes will be issued, which we refer to as the senior indenture. We refer to Citibank, N.A or any successor or additional trustee, in its capacity as trustee under the senior indenture, as the senior trustee for purposes of this prospectus supplement.

General

      The notes will be issued as a series of senior debt securities under the senior indenture. The notes will be limited in aggregate principal amount initially to $120 million. We may, without the consent of the holders, reopen the series of notes to increase such principal amount in the future, on the same terms and conditions and with the same CUSIP number as the notes being offered hereby, subject to compliance with any limitations on our ability to issue collateral bonds securing the additional notes, provided that MBIA has consented and replaced the financial guaranty insurance policy with a new financial guaranty insurance policy reflecting such increase in principal amount of the notes. MBIA has not committed to issuing a replacement policy.

      The notes will be issued only in fully-registered form in denominations of $1,000 and its integral multiples. The notes will be issued in book-entry form through the facilities of The Depository Trust Company (“DTC”). Transfers or exchanges of beneficial interests in the notes may be effected only through records maintained by DTC or its nominee. Settlement and secondary trading in the notes will be in same-day funds.

      The notes will trade through DTC. The notes will be represented by one or more global certificates and will be registered in the name of Cede & Co., as DTC’s nominee. DTC may discontinue providing its services as securities depositary with respect to the notes at any time by giving reasonable notice to us. Under those circumstances, in the event that a successor securities depositary is not obtained, securities certificates will be printed and delivered to the holders of record. Additionally, we may decide to discontinue use of the system of book entry transfers through DTC (or a successor depositary) with respect to the notes. Upon receipt of a withdrawal request from us, DTC will notify its participants of the receipt of a withdrawal request from us reminding participants that they may utilize DTC’s withdrawal procedures if they wish to withdraw their securities from DTC, and DTC will process withdrawal requests submitted by participants in the ordinary course of business. To the extent that the book-entry system is discontinued, certificates for the notes will be printed and delivered to the holders of record. We have no responsibility for the performance by DTC or its direct and indirect participants of their respective obligations as described in this prospectus supplement and the accompanying prospectus or under the rules and procedures governing their respective operations. Payments of principal, premium, if any, and interest will be made to DTC in immediately available funds as described in the accompanying prospectus. See “Description of the Senior Debt Securities — Book-Entry Securities” in the accompanying prospectus.

Interest and Principal

      The notes will bear interest at the rate set forth on the cover page of this prospectus supplement from the date of original issuance, or the most recent interest payment date to which interest has been paid or duly provided for. We will pay interest in arrears on April 1 and October 1 of each year, beginning April 1, 2005. Interest will be paid to the person in whose name the applicable note is registered at the close of business on the date (whether or not such day is a business day) fifteen calendar days immediately preceding the applicable interest payment date. The amount of interest payable will be computed on the basis of a 360-day year consisting of twelve 30-day months.

      The entire principal amount of the notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on October 1, 2019. The notes are redeemable at the option of MichCon as described below under “— Optional Redemption.” The notes are not subject to any sinking fund provision.

      “Business day” means any day other than a day on which banking institutions in the State of New York or the State of Michigan are authorized or obligated pursuant to law or executive order to close. In the event that any interest payment date, redemption date or maturity date is not a business day, then the required payment of principal, premium, if any, and interest will be made on the next succeeding day that is a business day (and without any interest or other payment in respect of any such delay).

Special Insurance Provisions of the Senior Indenture

      Notwithstanding any other provision of the senior indenture, so long as MBIA Insurance Corporation (“MBIA”) is not in default under the policy and is not the subject of bankruptcy, insolvency or similar proceedings, MBIA shall be entitled to control and direct the enforcement of all rights and remedies with respect to the notes.

      No provision of the senior indenture may be amended in any manner without the prior written consent of MBIA. If the principal and/or interest on the notes is paid by MBIA, MBIA will be subrogated to the rights of holders of the notes to the extent of such payment.

      An event of default under the reimbursement and indemnity agreement between MBIA and MichCon will be a default under the senior indenture permitting, at the discretion of MBIA, acceleration of the maturity of the notes even if MichCon’s payments with respect to the notes are not in default. The policy provides that, in the event of any acceleration of the notes, payments on the notes shall be made in such amounts and at such times as such payments would have been due had there not been any such acceleration.

Optional Redemption

      The notes may be redeemed at our option, in whole at any time and in part from time to time. The optional redemption price will be equal to the greater of:

•	100% of the principal amount of the notes being redeemed on the redemption date; and

•	the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed on that redemption date (not including any portion of any payments of interest accrued to the redemption date) until stated maturity discounted to the redemption date on a semiannual basis at the Adjusted Treasury Rate (as defined below) plus 15 basis points, as determined by the Reference Treasury Dealer (as defined below);

plus, in each case, accrued and unpaid interest thereon to the redemption date. Notwithstanding the foregoing, installments of interest on notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the notes and the senior indenture. The redemption price will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

      If notice has been given as provided in the senior indenture and funds for the redemption of any notes called for redemption have been made available on the redemption date, such notes will cease to bear interest on the date fixed for redemption. Thereafter, the only right of the holders of such notes will be to receive payment of the redemption price.

      Notice of any optional redemption will be given to holders at their addresses, as shown in the security register for such notes, not more than 45 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the redemption price and the principal amount of the notes held by such holder to be redeemed.

      We will notify the senior trustee at least 45 days prior to giving notice of redemption (or such shorter period as is satisfactory to the senior trustee) of the aggregate principal amount of notes to be redeemed and their redemption date. If less than all of the notes of a series are to be redeemed, the senior trustee shall select which notes are to be redeemed in a manner it deems to be fair and appropriate.

      If we elect to redeem all or a portion of the notes, that redemption will be conditional upon receipt by the paying agent or the senior trustee of monies sufficient to pay the redemption price.

      “Adjusted Treasury Rate” means, with respect to any optional redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated on the third business day preceding the redemption date, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

      “Comparable Treasury Issue” means the United States Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

      “Comparable Treasury Price” means, with respect to any optional redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the senior trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such quotations, or (C) if only one Reference Treasury Dealer Quotation is received, such quotation.

      “Reference Treasury Dealer” means (A) UBS Securities LLC (or its affiliates which are Primary Treasury Dealers), and its successors; provided, however, that if UBS Securities LLC shall cease to be a primary U.S. Government securities dealer in the United States (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer; and (B) any other Primary Treasury Dealer(s) selected by the senior trustee after consultation with us.

      “Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any optional redemption date, the average, as determined by the senior trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the senior trustee by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding such redemption date.

Security; Release Date

      Upon the issuance of the notes, MichCon will simultaneously issue and deliver to the senior trustee, as security for the notes, a series of first mortgage bonds, which we refer to as the related series of collateral bonds, in an aggregate principal amount equal to the aggregate principal amount of the notes, under the Twenty-ninth Supplemental Indenture, dated as of July 15, 1989, providing for the restatement of the Indenture of Mortgage and Deed of Trust, dated as of March 1, 1944, between MichCon and Citibank, N.A., as mortgage trustee, which became effective on April 1, 1994, as supplemented and amended by various supplemental indentures including the supplemental indenture relating to the related series of collateral bonds, which we refer to collectively as the mortgage.

      MichCon has agreed to issue the related series of collateral bonds in the name of the senior trustee in its capacity as trustee under the senior indenture and the senior trustee has agreed to hold such collateral bonds in such capacity under all circumstances and not transfer such collateral bonds until the earlier of the release date or the prior retirement of the notes through redemption, repurchase or otherwise. The interest rate, interest payment dates, method of paying interest, stated maturity date and redemption provisions for the related series of collateral bonds will be identical to those of the notes offered hereby.

      Prior to the release date, MichCon will make payments of the principal of, premium, if any, and interest on the related series of collateral bonds to the senior trustee, which payments will be applied by the senior trustee to satisfy all obligations then due on the notes offered hereby.

      For a description of the circumstances under which all or part of the collateral bonds will cease to be held by the senior trustee as security for the notes, see “Description of the Senior Debt Securities — Security; Release Date” in the accompanying prospectus. As further explained in the prospectus, the “release date” means the date on which all first mortgage bonds, other than collateral bonds subject to the release provisions described herein, including the related series of collateral bonds, have been retired through payment, redemption or otherwise. On the release date, MichCon will retire the collateral bonds and all other mortgage bonds subject to the release provisions, and thereafter will not issue any additional mortgage bonds under the mortgage. MichCon will be required to give notice to the holders of the notes of the occurrence of the release date.

      The related series of collateral bonds will be secured by a first mortgage lien on certain property owned by MichCon and will rank on parity with all other first mortgage bonds of MichCon. On the release date, the related series of collateral bonds will no longer secure the notes, and the notes, together with all other senior debt securities issued under the senior indenture, will at MichCon’s option, either become unsecured general obligations of MichCon, ranking equally with all of MichCon’s other unsecured senior indebtedness, or be secured by substitute mortgage bonds issued under a mortgage indenture other than the mortgage, which we refer to as the substitute mortgage. If MichCon does not elect to have the notes become unsecured on the release date, MichCon will simultaneously issue and deliver to the senior trustee, as security for such notes, substitute mortgage bonds. The interest rate, interest payment dates, method of paying interest, stated maturity date and redemption provisions will be identical to those of the notes, and the substitute mortgage bonds will be issued in the same aggregate principal amount as the related notes then outstanding. The senior indenture does not specify the type or value of property to be covered by the substitute mortgage or the priority of the lien thereof on such property or limit the amount of substitute mortgage bonds that can be issued thereunder. As a result, it is possible that on and after the release date, the substitute mortgage bonds securing the notes would have neither the benefit of a first mortgage lien on the operating properties of MichCon nor the benefit of the covenants limiting liens and sale-leaseback transactions described herein. See “— Restrictions” below.

      In the event MichCon elects to have the notes become unsecured on the release date, MichCon’s ability to create, assume or incur certain liens or to enter into certain sale-leaseback transactions will be restricted as described in “Description of the Senior Debt Securities — Restrictions” in the accompanying prospectus. The restriction on liens will not apply to the extent that we effectively secure the notes equally and ratably with the indebtedness secured by the applicable lien. See “— Restrictions” below.

      In addition, on and after the release date, the occurrence of a “default,” as such term is defined in the mortgage, will no longer constitute an event of default under the senior indenture with respect to the notes. See “Description of the Senior Debt Securities — Events of Default and Notice Thereof” in the accompanying prospectus. If the notes are secured by substitute mortgage bonds, then the occurrence of a “default,” as such term is defined in the substitute mortgage, will constitute an event of default under the senior indenture.

      As described above, the release date will not occur until all of our first mortgage bonds, other than collateral bonds held by the senior trustee, are retired. As of June 30, 2004, we had outstanding $80 million aggregate principal amount of first mortgage bonds which will not mature or be subject to redemption at our option prior to May 2014. Therefore, the release date is not expected to occur before May 2014, unless we repurchase or defease, prior to their stated maturity, such first mortgage bonds and any other first mortgage bonds which are then outstanding, other than collateral bonds held by the senior trustee.

      At June 30, 2004, MichCon had $190 million aggregate principal amount of first mortgage bonds (excluding collateral bonds) and approximately $582 million aggregate principal amount of collateral bonds ($702 million after giving effect to the issuance of the notes and the related series of collateral bonds) outstanding. At June 30, 2004, MichCon had approximately $936 million of unbonded net property additions, which would entitle it to issue approximately $655 million of first mortgage bonds, assuming an interest rate of 5.5% for purposes of the earnings test under the mortgage. Also, MichCon could issue approximately $372 million of first mortgage bonds on the basis of first mortgage bond retirements (approximately $359 million after giving effect to (i) the issuance of the notes and the related collateral bonds and (ii) the use of proceeds of the notes). See “Description of the First Mortgage Bonds” in the accompanying prospectus.

Restrictions

      The restrictions on liens and sale-leaseback transactions described in the accompanying prospectus under “Description of Senior Debt Securities — Restrictions” will apply to the notes from and after the release date, so long as no substituted collateral bonds are issued to secure the notes from and after the release date. In addition, the restriction on liens will not apply to the extent that we effectively secure the notes equally and ratably with the indebtedness secured by the applicable lien.

Concerning the Trustees

      Citibank, N.A., the trustee under the senior indenture and the mortgage, is a depositary of funds of MichCon and also acts as a lender and provides other banking or investment banking services and other financial services to MichCon and its affiliates.

THE POLICY AND THE INSURER

      The following information has been furnished by MBIA Insurance Corporation (“MBIA”) for use in this prospectus supplement and neither MichCon nor any underwriter takes any responsibility or assumes any liability therefor. Reference is made to Appendix A for a specimen of MBIA’s policy. MBIA does not accept any responsibility for the accuracy or completeness of this prospectus supplement or any information or disclosure contained herein, or omitted herefrom, other than with respect to the accuracy of the information regarding MBIA’s policy and MBIA set forth under the heading “The Policy and the Insurer.” Additionally, MBIA makes no representation regarding the notes or the advisability of investing in the notes.

The Policy

      MBIA’s policy unconditionally and irrevocably guarantees the full and complete payment required to be made by or on behalf of MichCon to the paying agent or its successor of an amount equal to (i) the principal of (at the stated maturity) and interest on, the notes as such payments shall become due but shall not be so paid (except that in the event of any acceleration of the due date of such principal by reason of mandatory or optional redemption or acceleration resulting from default or otherwise, the payments guaranteed by MBIA’s policy shall be made in such amounts and at such times as such payments of principal would have been due had there not been any such acceleration); and (ii) the reimbursement of any such payment which is subsequently recovered from any owner of the notes pursuant to a final judgment by a court of competent jurisdiction that such payment constitutes an avoidable preference to such owner within the meaning of any applicable bankruptcy law (a “Preference”).

      MBIA’s policy does not insure against loss of any prepayment premium which may at any time be payable with respect to any notes. MBIA’s policy does not, under any circumstance, insure against loss relating to: (i) optional or mandatory redemptions; (ii) any payments to be made on an accelerated basis; (iii) payments of the purchase price of notes upon tender by an owner thereof; or (iv) any Preference relating to (i) through (iii) above. MBIA’s policy also does not insure against nonpayment of principal of or interest on the notes resulting from the insolvency, negligence or any other act or omission of the paying agent or any other paying agent for the notes.

      Upon receipt of telephonic or telegraphic notice, such notice subsequently confirmed in writing by registered or certified mail, or upon receipt of written notice by registered or certified mail, by MBIA from the paying agent or any owner of a note the payment of an insured amount for which is then due, that such required payment has not been made, MBIA on the due date of such payment or within one business day after receipt of notice of such nonpayment, whichever is later, will make a deposit of funds, in an account with U.S. Bank Trust National Association, in New York, New York, or its successor, sufficient for the payment of any such insured amounts which are then due. Upon presentment and surrender of such notes or presentment of such other proof of ownership of the notes, together with any appropriate instruments of assignment to evidence the assignment of the insured amounts due on the notes as are paid by MBIA, and appropriate instruments to effect the appointment of MBIA as agent for such owners of the notes in any legal proceeding related to payment of insured amounts on the notes, such instruments being in a form satisfactory to U.S. Bank Trust National Association, U.S. Bank Trust National Association shall disburse to such owners or the paying agent payment of the insured amounts due on such notes, less any amount held by the paying agent for the payment of such insured amounts and legally available therefor.

      The policy is not covered by the Property/ Casualty Insurance Security Fund specified in Article 76 of the New York Insurance Law.

The Insurer

      MBIA is the principal operating subsidiary of MBIA Inc., a New York Stock Exchange listed company. MBIA Inc. is not obligated to pay the debts of or claims against MBIA. MBIA is domiciled in the State of New York and licensed to do business in and subject to regulation under the laws of all 50 states, the District of Columbia, the Commonwealth of Puerto Rico, the Commonwealth of the Northern Mariana Islands, the Virgin Islands of the United States and the Territory of Guam. MBIA has three branches, one in the Republic of France, one in the Republic of Singapore and one in the Kingdom of Spain. New York has laws prescribing minimum capital requirements, limiting classes and concentrations of investments and requiring the approval of policy rates and forms. State laws also regulate the amount of both the aggregate and individual risks that may be insured, the payment of dividends by MBIA, changes in control and transactions among affiliates. Additionally, MBIA is required to maintain contingency reserves on its liabilities in certain amounts and for certain periods of time.

Insurer Financial Information

      The consolidated financial statements of MBIA, a wholly owned subsidiary of MBIA Inc., and its subsidiaries as of December 31, 2003 and December 31, 2002 and for each of the three years in the period ended December 31, 2003, prepared in accordance with generally accepted accounting principles, included in the Annual Report on Form 10-K of MBIA Inc. for the year ended December 31, 2003, and the consolidated financial statements of MBIA and its subsidiaries as of June 30, 2004 and for the six month periods ended June 30, 2004 and June 30, 2003 included in the Quarterly Report on Form 10-Q of MBIA Inc. for the period ended June 30, 2004 are hereby incorporated by reference into this prospectus supplement and shall be deemed to be a part hereof.

      All financial statements of MBIA and its subsidiaries included in documents filed by MBIA Inc. pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus supplement and prior to the termination of the offering of the notes shall be deemed to be incorporated by reference into this prospectus supplement and to be a part hereof from the respective dates of filing such documents. Any such statement contained in a document incorporated or deemed to be incorporated by reference herein, or contained in this prospectus supplement, shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

      The tables below present selected financial information of MBIA determined in accordance with statutory accounting practices prescribed or permitted by insurance regulatory authorities (SAP) as well as accounting principles generally accepted in the United States of America (GAAP):

	SAP

	At December 31, 2003	At June 30, 2004

	(Audited)	(Unaudited)

	(in millions)
Admitted Assets	$9,985	$10,550
Liabilities	6,270	6,727
Capital and Surplus	3,715	3,823

	GAAP

	At December 31, 2003	At June 30, 2004

	(Audited)	(Unaudited)

	(in millions)
Assets	$13,559	$12,353
Liabilities	6,957	5,705
Shareholder’s Equity	6,602	6,648

Where You Can Obtain Information about the Insurer

      MBIA Inc. files annual, quarterly and special reports, information statements and other information with the SEC under File No. 1-9583. Copies of the SEC filings (including (1) MBIA Inc.’s Annual Report on Form 10-K for the year ended December 31, 2003, and (2) MBIA Inc.’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004) are available (i) over the Internet at the SEC’s web site at http://www.sec.gov; (ii) at the SEC’s public reference room in Washington D.C.; (iii) over the Internet at MBIA Inc.’s web site at http://www.mbia.com; and (iv) at no cost, upon request to MBIA Insurance Corporation, 113 King Street, Armonk, New York 10504. The telephone number of MBIA is (914) 273-4545.

Financial Strength Ratings of MBIA

      Moody’s Investors Service, Inc. rates the financial strength of MBIA “Aaa.”

      Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., rates the financial strength of MBIA “AAA.”

      Fitch Ratings rates the financial strength of MBIA “AAA.”

      Each rating of MBIA should be evaluated independently. The ratings reflect the respective rating agency’s current assessment of the creditworthiness of MBIA and its ability to pay claims on its policies of insurance. Any further explanation as to the significance of the above ratings may be obtained only from the applicable rating agency.

      The above ratings are not recommendations to buy, sell or hold the notes, and such ratings may be subject to revision or withdrawal at any time by the rating agencies. Any downward revision or withdrawal of any of the above ratings may have an adverse effect on the market price of the notes. MBIA does not guaranty the market price of the notes nor does it guaranty that the ratings on the notes will not be revised or withdrawn.

RATINGS

      It is anticipated that S&P, Moody’s and Fitch will assign the notes the ratings set forth on the cover page hereof conditioned upon the issuance and delivery by MBIA at the time of delivery of the notes of the policy, insuring the timely payment of the regularly scheduled principal of and interest on the notes. Such ratings reflect only the views of such rating agencies, and an explanation of the significance of such ratings may be obtained only from such rating agencies at the following addresses: Moody’s Investors Service, Inc., 99 Church Street, New York, New York 10007; Standard & Poor’s, 55 Water Street, New York, New York 10041; and Fitch Ratings, One State Street Plaza, New York, New York, 10004. There is no assurance that such ratings will remain in effect for any period of time or that they will not be revised downward or withdrawn entirely by the rating agencies if, in their judgment, circumstances warrant. Neither MichCon nor any underwriter has undertaken any responsibility to oppose any proposed downward revision or withdrawal of a rating on the notes. Any such downward revision or withdrawal of such ratings may have an adverse effect on the market price of the notes.

      At present, each of such rating agencies maintains four categories of investment grade ratings. They are for S&P and Fitch — AAA, AA, A and BBB and for Moody’s — Aaa, Aa, A and Baa. S&P defines “AAA” as the highest rating assigned to a debt obligation. Moody’s defines “Aaa” as representing the best quality debt obligation carrying the smallest degree of investment risk. Fitch defines “AAA” as representing the highest credit quality and denoting the lowest expectation of credit risk.

UNDERWRITING

      Under the terms and subject to the conditions contained in an underwriting agreement dated September 27, 2004, we have agreed to sell to the underwriters named below the following respective principal amount of notes:

Principal Amount
Underwriter	of notes

UBS Securities LLC	$72,000,000
Credit Suisse First Boston LLC	12,000,000
Deutsche Bank Securities Inc.	12,000,000
KeyBanc Capital Markets, A Division of McDonald Investments Inc.	12,000,000
Scotia Capital (USA) Inc.	12,000,000

Total	$120,000,000

      The underwriting agreement provides that the obligation of the underwriters to purchase the notes included in this offering is subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

      The underwriters propose to offer the notes initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of 0.450% of the principal amount per note. The underwriters and selling group members may allow a discount of 0.250% of the principal amount per note on sales to other broker/ dealers. After the initial public offering, the representatives may change the public offering price and concession and discount to broker/ dealers.

      We estimate that our out-of-pocket expenses for this offering will be approximately $1,900,000.

      The notes are a new issue of securities with no established trading market. One or more of the underwriters intends to make a secondary market for the notes. However, they are not obligated to do so and may discontinue making a secondary market for the notes at any time without notice. No assurance can be given as to how liquid the trading market for the notes will be.

      We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.

      The underwriters and/or their affiliates have acted as lenders, and provided investment and commercial banking and other related services, to us and our affiliates in the ordinary course of business, and may do so in the future. The underwriters and/or their affiliates have received or may receive customary fees and reimbursement of their out-of-pocket expenses in connection with such loans and other services.

      In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include over-allotment, covering transactions and stabilizing transactions. Over-allotment involves sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a short position. Covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

      Any of these activities may cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

      We expect that delivery of the notes will be made to the underwriters against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which will be the fifth business day following the date of pricing of the notes (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

LEGAL MATTERS

      The validity of the notes will be passed upon for MichCon by Thomas A. Hughes, Vice President and General Counsel. Mr. Hughes beneficially owns shares of DTE Energy common stock and holds options to purchase additional shares. Certain matters relating to this offering will be passed upon for MichCon by Hunton & Williams LLP, New York, New York, special counsel to MichCon. Certain legal matters relating to the notes will be passed upon for the underwriters by Dewey Ballantine LLP, New York, New York. Hunton & Williams LLP and Dewey Ballantine LLP will rely on the opinion of Mr. Hughes with respect to matters of Michigan law.

      Dewey Ballantine LLP has represented, and may in the future continue to represent, us and certain of our affiliates as to certain regulatory, commercial and other matters unrelated to this offering.

EXPERTS

      The consolidated financial statements and related financial statement schedule of Michigan Consolidated Gas Company incorporated herein by reference from MichCon’s Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in 2003 in the method of accounting for asset retirement obligations), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      With respect to the unaudited condensed consolidated interim financial information of MichCon for the periods ended March 31, 2004 and 2003 and June 30, 2004 and 2003, which is incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports included in the MichCon Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

      The consolidated balance sheets of MBIA Inc., and subsidiaries and MBIA Insurance Corporation and subsidiaries as of December 31, 2003 and December 31, 2002 and the related consolidated statements of income, changes in shareholder’s equity, and cash flows for each of the three years in the period ended December 31, 2003, incorporated by reference in this prospectus supplement, have been incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of that firm as experts in accounting and auditing.

APPENDIX A — FORM OF POLICY

FINANCIAL GUARANTY INSURANCE POLICY

MBIA INSURANCE CORPORATION

ARMONK, NEW YORK 10504

Policy No. [NUMBER]

      MBIA Insurance Corporation (the “Insurer”), in consideration of the payment of the premium and subject to the terms of this policy, hereby unconditionally and irrevocably guarantees to any owner, as hereinafter defined, of the following described obligations, the full and complete payment required to be made by or on behalf of the Issuer to [PAYING AGENT/ TRUSTEE] or its successor (the “Paying Agent”) of an amount equal to (i) the principal of (either at the stated maturity or by any advancement of maturity pursuant to a mandatory sinking fund payment) and interest on, the Obligations (as that term is defined below) as such payments shall become due but shall not be so paid (except that in the event of any acceleration of the due date of such principal by reason of mandatory or optional redemption or acceleration resulting from default or otherwise, other than any advancement of maturity pursuant to a mandatory sinking fund payment, the payments guaranteed hereby shall be made in such amounts and at such times as such payments of principal would have been due had there not been any such acceleration); and (ii) the reimbursement of any such payment which is subsequently recovered from any owner pursuant to a final judgment by a court of competent jurisdiction that such payment constitutes an avoidable preference to such owner within the meaning of any applicable bankruptcy law. The amounts referred to in clauses (i) and (ii) of the preceding sentence shall be referred to herein collectively as the “Insured Amounts.” “Obligations” shall mean:

[PAR]

[LEGAL NAME OF ISSUE]

      Upon receipt of telephonic or telegraphic notice, such notice subsequently confirmed in writing by registered or certified mail, or upon receipt of written notice by registered or certified mail, by the Insurer from the Paying Agent or any owner of an Obligation the payment of an Insured Amount for which is then due, that such required payment has not been made, the Insurer on the due date of such payment or within one business day after receipt of notice of such nonpayment, whichever is later, will make a deposit of funds, in an account with U.S. Bank Trust National Association, in New York, New York, or its successor, sufficient for the payment of any such Insured Amounts which are then due. Upon presentment and surrender of such Obligations or presentment of such other proof of ownership of the Obligations, together with any appropriate instruments of assignment to evidence the assignment of the Insured Amounts due on the Obligations as are paid by the Insurer, and appropriate instruments to effect the appointment of the Insurer as agent for such owners of the Obligations in any legal proceeding related to payment of Insured Amounts on the Obligations, such instruments being in a form satisfactory to U.S. Bank Trust National Association, U.S. Bank Trust National Association shall disburse to such owners, or the Paying Agent payment of the Insured Amounts due on such Obligations, less any amount held by the Paying Agent for the payment of such Insured Amounts and legally available therefor. This policy does not insure against loss of any prepayment premium which may at any time be payable with respect to any Obligation.

      As used herein, the term “owner” shall mean the registered owner of any Obligation as indicated in the books maintained by the Paying Agent, the Issuer, or any designee of the Issuer for such purpose. The term “owner” shall not include the Issuer or any party whose agreement with the Issuer constitutes the underlying security for the Obligations.

      Any service of process on the Insurer may be made to the Insurer at its offices located at 113 King Street, Armonk, New York 10504 and such service of process shall be valid and binding.

      This policy is non-cancellable for any reason. The premium on this policy is not refundable for any reason including the payment prior to maturity of the Obligations.

      IN WITNESS WHEREOF, the Insurer has caused this policy to be executed in facsimile on its behalf by its duly authorized officers, this [DAY] day of [MONTH, YEAR].

MBIA INSURANCE CORPORATION

President

Attest:

Assistant Secretary

Prospectus

$500,000,000

Michigan Consolidated Gas Company

Senior Debt Securities

       By this prospectus, Michigan Consolidated Gas Company from time to time may offer senior debt securities. Prior to the release date described in this prospectus, the senior debt securities will be secured by first mortgage bonds.

     This prospectus provides a general description of the debt securities MichCon may offer. Supplements to this prospectus will describe the specific terms of the debt securities that MichCon actually offers. This prospectus may not be used to sell debt securities unless it is accompanied by a prospectus supplement that describes those debt securities.

     Before you invest, you should carefully read this prospectus, any applicable prospectus supplement and any information under the heading “Where You Can Find More Information.”

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated July 3, 2001.

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that Michigan Consolidated Company, which we refer to as MichCon, filed with the Securities and Exchange Commission utilizing a “shelf” registration process. Under this shelf process, MichCon may sell any combination of the debt securities described in this prospectus in one or more offerings up to a total offering price of $500,000,000, including the U.S. dollar equivalent of non-U.S. dollar offerings. This prospectus provides you with a general description of the debt securities MichCon may offer. Each time MichCon offers to sell debt securities, MichCon will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus, the applicable prospectus supplement and the additional information described below under the heading “Where You Can Find More Information.”

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus and the documents incorporated by reference in this prospectus contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, with respect to the financial condition, results of operations and business of MichCon. You can find many of these statements by looking for words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions in this prospectus or in documents incorporated herein.

      These forward-looking statements are subject to numerous assumptions, risks and uncertainties. Factors that may cause actual results to differ from those contemplated by the forward-looking statements include, among others, the following variables:

•	the effects of weather and other natural phenomena;

•	increased competition from other energy suppliers as well as alternative forms of energy;

•	the capital intensive nature of MichCon’s business;

•	the economic climate and growth in the geographic areas in which MichCon does business;

•	the uncertainty of gas reserve estimates;

•	the timing and extent of changes in commodity prices for natural gas, electricity and crude oil;

•	conditions of capital markets and equity markets; and

•	the effects of changes in governmental policies and regulatory actions, including income taxes, environmental compliance and authorized rates, including limitations on the price of gas that may be recovered from customers.

      In addition, expected results will be affected by DTE Energy Company’s merger with MichCon’s parent company, MCN Energy Group Inc., and the timing of the accretive effect of such merger.

      Because such forward-looking statements are subject to assumptions, risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. You are cautioned not to place undue reliance on such statements, which speak only as of the date of this prospectus or the date of any document incorporated by reference.

      All subsequent written and oral forward-looking statements attributable to MichCon or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We undertake no obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

      The factors discussed above and other factors are discussed more completely in our public filings with the SEC, including our annual report on Form 10-K for the year ended December 31, 2000.

MICHIGAN CONSOLIDATED GAS COMPANY

      MichCon is a Michigan corporation organized in 1898 and, with its predecessors, has been in business for more than 150 years. MichCon, an indirect, wholly-owned subsidiary of DTE Energy Company, which we refer to as DTE, is a natural gas utility primarily engaged in the distribution and transmission of natural gas in the State of Michigan. MichCon also has subsidiaries involved in the gathering and transmission of natural gas in northern Michigan. MichCon operates one of the largest natural gas distribution and transmission systems in the United States. MichCon’s non-regulated operations are not significant. MichCon serves approximately 1.2 million residential, commercial and industrial customers in the Detroit, Grand Rapids, Ann Arbor, Traverse City, Marquette and Muskegon metropolitan areas and in various other communities throughout Michigan.

      MichCon became an indirect, wholly-owned subsidiary of DTE on May 31, 2001, when MichCon’s parent company, MCN Energy Group Inc., was merged into DTE Enterprises, Inc., a wholly-owned subsidiary of DTE. DTE and DTE Enterprises, Inc. are exempt holding companies under the Public Utility Holding Company Act of 1935.

      The mailing address of MichCon’s principal executive office is 500 Griswold Street, Detroit, Michigan 48226, and its telephone number is (313) 965-2430.

USE OF PROCEEDS

      Except as we may otherwise state in the applicable prospectus supplement, we expect to use the net proceeds from the sale of the senior debt securities offered hereby for:

•	the acquisition of property;

•	the construction, completion, extension or improvement of facilities;

•	working capital requirements;

•	the improvement or maintenance of service;

•	the discharge or lawful retirement of short or long-term debt and borrowings made or expected to be made; and

•	for other corporate purposes.

      Specific allocations of proceeds for such purposes have not been made at this time. Funds may be borrowed in anticipation of future requirements. Pending the application of proceeds, we may invest the funds in short-term investment grade securities.

RATIOS OF EARNINGS TO FIXED CHARGES

      Our ratios of earnings to fixed charges were as follows for the periods indicated in the table below.

	Twelve Months	Year Ended December 31,
	Ended
	March 31, 2001	2000	1999	1998	1997	1996

Ratio of earnings to fixed charges(1)(2)	4.33	3.64	3.74	2.87	3.17	3.27

(1)	MichCon is a guarantor of certain other debt. Fixed charges related to such debt, deemed to be immaterial, have been excluded in computing the above ratios.

(2)	For the purpose of computing these ratios, earnings consists of net income plus income taxes and fixed charges. Fixed charges consist of total interest, amortization of debt discount, premium and expense and the estimated portion of interest implicit in rentals.

SECURITIES

      We may issue the senior debt securities, from time to time, in one or more series (i) secured by our first mortgage bonds issued and delivered to the senior trustee under the Twenty-Ninth Supplemental Indenture, dated as of July 15, 1989 providing for the restatement of the Indenture of Mortgage and Deed of Trust dated as of March 1, 1944, between MichCon and Citibank, N.A., as mortgage trustee, and Robert T. Kirchner, as individual trustee, which became effective on April 1, 1994, as supplemented and amended by the supplemental indentures thereto, which we refer to collectively as the mortgage, or (ii) following the release date (as defined below), as either unsecured senior notes or as senior notes secured by first mortgage bonds issued under a mortgage bond indenture other than the mortgage. We refer to Citibank, N.A. as Citibank, and to Citibank, or any successor trustee, in its capacity as trustee under the mortgage, as the mortgage trustee. We refer to Robert T. Kirchner, or any successor, as the individual trustee, and together with the mortgage trustee, as the secured trustees. On the release date, any outstanding senior debt securities secured by our first mortgage bonds when issued will cease to be secured by first mortgage bonds issued under our mortgage and, at our option, either (a) will become unsecured general obligations of MichCon or (b) will be secured by first mortgage bonds issued under a mortgage bond indenture other than the mortgage.

      We will issue senior debt securities under the senior indenture, dated as of June 1, 1998, between MichCon and Citibank, as trustee, which we refer to as the senior indenture. We refer to Citibank or any successor or additional trustee, in its capacity as trustee under the senior indenture, as the senior trustee for purposes of this prospectus. Prior to the release date, first mortgage bonds securing the senior debt securities, which we refer to as the collateral bonds, will be issued under the mortgage.

      Other than as described below under “Description of the First Mortgage Bonds — Issuance of Additional First Mortgage Bonds” with respect to limitations on the issuance of first mortgage bonds, neither the mortgage nor the senior indenture limits our ability to incur indebtedness. In addition, except as described below under “Description of the Senior Debt Securities — Restrictions” neither the mortgage nor the senior indenture affords holders of debt securities protection in the event of a decline in our credit quality or if we are involved in a takeover, recapitalization or highly leveraged or similar transaction. Accordingly, we could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise affect our capital structure or credit rating. You should refer to the prospectus supplement relating to a particular series of debt securities for information regarding any deletions from, modifications of or additions to the events of default described below or covenants contained in the senior indenture, including any addition of a covenant or other provisions providing event risk or similar protection.

      There is no requirement, under either the senior indenture or the mortgage, which we refer to collectively as the indentures, that future issues of debt securities of MichCon be issued under the indentures, and, subject to certain restrictions which are described in “Description of the Senior Debt Securities — Restrictions,” MichCon will be free to employ other indentures or documentation, containing provisions different from those included in the indentures or applicable to one or more issues of senior debt securities, in connection with future issues of such other debt securities. Certain capitalized terms herein are defined in the indentures.

      We have filed copies of the senior indenture and the mortgage as exhibits to the registration statement of which this prospectus is a part. The summaries in this prospectus are summaries of certain provisions of the senior indenture and the mortgage and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the senior indenture and the mortgage, including the definition therein of certain terms. The following summaries set forth certain general terms and provisions of the debt securities to which any prospectus supplement may relate. We will describe the particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the debt securities so offered in the prospectus supplement relating to those debt securities.

DESCRIPTION OF THE SENIOR DEBT SECURITIES

      The following summaries of certain provisions of the senior debt securities and the senior indenture do not purport to be complete and are subject to, and are qualified in their entirety by express reference to, all the provisions of the senior indenture, including the definitions of certain terms. Certain capitalized terms in this section are defined in the senior indenture.

General

      Until the release date (as defined below), the senior debt securities will be secured by one or more series of collateral bonds issued under the mortgage and delivered to the senior trustee. See “— Security; Release Date.” On the release date, the senior debt securities will cease to be secured by the collateral bonds and, at our option, either (i) will become unsecured general obligations of MichCon or (ii) will be secured by first mortgage bonds, which we refer to as substituted collateral bonds, issued under a mortgage bond indenture other than the mortgage. The senior indenture provides that, in addition to the senior debt securities offered hereby, we may issue additional senior debt securities, without limitation as to aggregate principal amount, from time to time, in one or more series, provided that, prior to the release date, the amount of senior debt securities that we may issue cannot exceed the aggregate principal amount of first mortgage bonds that we are able to issue under the mortgage.

      The prospectus supplement relating to the senior debt securities being offered will include specific terms relating to the offered securities. These terms will include some or all of the following:

•	the title of the senior debt securities;

•	any limit on the aggregate principal amount of the senior debt securities;

•	whether the senior debt securities will be issued in the form of one or more global securities and whether such global securities will be issued in a temporary global form or permanent global form;

•	the date or dates on which the senior debt securities will mature;

•	the rate or rates (which may be fixed or variable) per annum at which the senior debt securities will bear interest or the method by which such rate or rates shall be determined and the date from which such interest will accrue or the method by which such date or dates shall be determined;

•	the place or places where the principal of (and premium, if any) and interest on the senior debt securities shall be payable;

•	the dates on which interest will be payable and the regular record dates for such interest payment dates;

•	the dates, if any, on which, and the price or prices at which, the senior debt securities may, pursuant to any mandatory or optional sinking fund provisions, be redeemed by MichCon and other detailed terms and provisions of such sinking funds;

•	the date, if any, after which, and the price or prices at which, the senior debt securities may, pursuant to any optional redemption provisions, be redeemed at the option of MichCon or of the holder thereof and other detailed terms and provisions of such optional redemption;

•	the authorized denominations of the senior debt securities, if other than denominations of $1,000 and any integral multiple thereof;

•	if other than the principal amount thereof, the portion of the principal amount of the senior debt securities or any of them which shall be payable upon declaration of acceleration of the maturity thereof or the method by which such portion is to be determined;

•	if other than U.S. dollars, the currency or currencies or currency unit or units of two or more currencies in which senior debt securities are denominated, for which they may be purchased, and in which principal and any premium and interest is payable;

•	any modifications of or additions to the events of default or covenants with respect to the senior debt securities; and

•	any other terms of the senior debt securities (which terms shall not be inconsistent with the senior indenture).

      All debt securities of any one series need not be issued at the same time and all the debt securities of any one series need not bear interest at the same rate or mature on the same date.

      If we sell any of the debt securities for foreign currencies or foreign currency units or if the principal of, premium, if any, or interest, if any, on any series of debt securities is payable in foreign currencies or foreign currency units, we will describe the restrictions, elections, tax consequences, specific terms and other information with respect to such issue of debt securities and such currencies or currency units in the applicable prospectus supplement.

      Unless otherwise specified in the applicable prospectus supplement, principal and interest, if any, on the senior debt securities offered thereby are to be payable at the office or agency of MichCon maintained for such purposes in the city where the principal corporate trust office of the senior trustee is located, and will initially be the principal corporate trust office of the senior trustee, provided that payment of interest, if any, may be made (subject to collection) at the option of MichCon by check mailed to the persons in whose names the senior debt securities are registered at the close of business on the day specified in the prospectus supplement accompanying this prospectus.

      Unless otherwise indicated in the related prospectus supplement, we will issue the senior debt securities in United States dollars in fully registered form, without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the senior debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

      We may sell senior debt securities at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. We may describe the Federal income tax consequences and special considerations applicable to any series in the applicable prospectus supplement.

Security; Release Date

      Until the release date, the senior debt securities will be secured by one or more series of the collateral bonds issued and delivered by MichCon to the senior trustee. See “Description of the First Mortgage Bonds.” Upon the issuance of senior debt securities prior to the release date, we will simultaneously issue and deliver collateral bonds to the senior trustee, as security for such senior debt securities. Such collateral bonds will have the same stated rate or rates of interest (or interest calculated in the same manner), interest payment dates, stated maturity date and redemption provisions, and will be in the same aggregate principal amount as the senior debt securities being issued. We have agreed to issue a related series of collateral bonds in the name of the senior trustee in its capacity as trustee under the senior indenture concurrently with the issuance of each series of senior debt securities and the senior trustee has agreed to hold each series of collateral bonds in such capacity under all circumstances and not transfer such collateral bonds until the earlier of the release date or the prior retirement of the related series of senior debt securities through redemption, repurchase or otherwise. Prior to the release date, we shall make payments of the principal of, and premium or interest on, each series of collateral bonds to the senior trustee, which payments shall be applied by the senior trustee to satisfaction of all obligations then due on the related series of senior debt securities.

      The “release date” will be the date that all first mortgage bonds of MichCon issued and outstanding under the mortgage, other than the collateral bonds, have been retired (at, before or after the maturity thereof) through payment, redemption or otherwise. On the release date, the senior trustee will deliver to MichCon for cancellation all collateral bonds, and MichCon will cause the senior trustee to provide notice to all holders of senior debt securities of the occurrence of the release date. As a result, on the release date, the collateral bonds will cease to secure the senior debt securities, and, at the option of MichCon, the senior debt securities, either (i) will become unsecured general obligations of MichCon or (ii) will be secured by substituted collateral bonds.

      Each issue of collateral bonds will be secured by a lien on certain property owned by MichCon. In certain circumstances prior to the release date, MichCon is permitted to reduce the aggregate principal amount of an issue of collateral bonds held by the senior trustee, but in no event to an amount lower than the aggregate outstanding principal amount of the senior debt securities initially issued contemporaneously with such collateral bonds. Following the release date, we will terminate the mortgage, and we will not issue any additional bonds under the mortgage.

Certain Definitions

      For purposes of the descriptions of the senior debt securities, certain defined terms have the following meanings:

      “Indebtedness” of any person means:

(i) the principal of and premium (if any) in respect of indebtedness of such person for money borrowed and indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such person is responsible or liable;

(ii) all Capitalized Lease Obligations of such person;

(iii) all obligations of such person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

(iv) all obligations of such person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (i) through (iii) above) entered into in the ordinary course of business of such person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third business day following receipt by such person of a demand for reimbursement following payment on the letter of credit);

(v) all obligations of the type referred to in clauses (i) through (iv) of other persons and all dividends of other persons for the payment of which, in either case, such person is responsible or liable as obligor, guarantor or otherwise; and

(vi) all obligations of the type referred to in clauses (i) through (v) of other persons secured by any Lien on any property or asset of such person (whether or not such obligation is assumed by such person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured.

      “Significant Subsidiary” means a subsidiary or subsidiaries of MichCon possessing assets (including the assets of its own subsidiaries but without regard to MichCon or any other subsidiary) having a book value, in the aggregate, equal to not less than 10% of the book value of the aggregate assets of MichCon and its subsidiaries calculated on a consolidated basis.

      “Capitalized Lease Obligations” means an obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with such principles.

      “Project Finance Indebtedness” means Indebtedness of a subsidiary secured by a Lien on any property acquired, constructed or improved by such subsidiary after the date of the Indenture which Lien is created or assumed contemporaneously with, or within 120 days after, such acquisition or completion of such construction or improvement, or within six months thereafter pursuant to a firm commitment for financing arranged with a lender or investor within such 120-day period, to secure or provide for the payment of all or any part of the purchase price of such property or the cost of such construction or improvement, or on any property existing at the time of acquisition thereof; provided that such a Lien shall not apply to any property theretofore owned by any such subsidiary other than, in the case of any such construction or improvement, any theretofore unimproved real property on which the property so constructed or the improvement is located; and provided further that such Indebtedness, by its terms, shall limit the recourse of any holder of such Indebtedness (or trustee on such holder’s behalf) in the event of any default in such Indebtedness to the assets subject to such Liens and the capital stock of the subsidiary issuing such Indebtedness. Notwithstanding the foregoing, Project Finance Indebtedness shall include all indebtedness that would constitute Project Finance Indebtedness but for the fact that such Indebtedness was issued prior to the date of the senior indenture and taking into account the fact that the property subject to the Lien may have been acquired prior to the date of the senior indenture.

Restrictions

      The senior indenture provides that MichCon shall not consolidate with, merge with or into any other corporation (whether or not MichCon shall be the surviving corporation), or sell, assign, transfer or lease all or substantially all of its properties and assets as an entirety or substantially as an entirety to any person or group of affiliated persons, in one transaction or a series of related transactions, unless:

•	either MichCon shall be the continuing person or the person (if other than MichCon) formed by such consolidation or with which or into which MichCon is merged or the person (or group of affiliated persons) to which all or substantially all the properties and assets of MichCon are sold, assigned, transferred or leased is a corporation (or constitute corporations) organized under the laws of the United States or any State thereof or the District of Columbia and expressly assumes, by an indenture supplemental to the senior indenture, all the obligations of MichCon under the senior debt securities and the senior indenture, executed and delivered to the senior trustee in form satisfactory to the senior trustee;

•	immediately before and after giving effect to such transaction or series of transactions, no event of default, and no default, with respect to the senior debt securities shall have occurred and be continuing; and

•	MichCon shall have delivered to the senior trustee an officer’s certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indentures comply with the senior indenture.

      The senior indenture also provides that, except as described below, we will not, nor will we permit any Significant Subsidiary to, create, incur or suffer to exist any Lien in, of or on the property of MichCon or any of its subsidiaries; except that this restriction shall not apply to:

•	Liens for taxes, assessments or governmental charges or levies on its property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings;

•	Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings;

•	Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

•	utility easements, rights of way, exceptions, agreements for the joint or common use of property, restrictions and such other encumbrances or charges against property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of MichCon or its subsidiaries;

•	Liens on the capital stock, partnership interest, or other evidence of ownership of any subsidiary or such subsidiary’s assets that secure project financing for such subsidiary;

•	purchase money liens upon or in property now owned or hereafter acquired in the ordinary course of business (consistent with MichCon’s business practices) to secure the purchase price of such property or Indebtedness incurred solely for the purpose of financing the acquisition, construction, or improvement of any such property to be subject to such liens, or Liens existing on any such property at the time of acquisition, or extensions, renewals, or replacements of any of the foregoing for the same or a lesser amount, provided that no such lien shall extend to or cover any property other than the property being acquired, constructed, or improved and replacements, modifications, and proceeds of such property, and no such extension, renewal, or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed, or replaced;

•	Liens existing on the date the senior debt securities are first issued;

•	Liens for no more than 90 days arising from a transaction involving accounts receivable of MichCon (including the sale of such accounts receivable), where such accounts receivable arose in the ordinary course of MichCon’s business;

•	the right reserved to, or vested in, any municipality or public authority by the terms of any franchise, grant, license or permit, or by any provision of law, to terminate such franchise, grant, license or permit or to purchase or appropriate or recapture or to designate a purchaser of any of the mortgaged property, or to demand and collect from MichCon any tax or other compensation for the use of streets, alleys or other public places;

•	rights reserved to, or vested in, any municipality or public authority to use, control, remove or regulate any property of MichCon;

•	zoning laws and ordinances;

•	possible adverse rights or interests and inconsequential defects or irregularities in title which, in the opinion of counsel, may be properly disregarded; and

•	rights reserved to or vested in others to take or receive any part of the gas, power, oil or other minerals or timber generated, developed, manufactured or produced by, or grown on, or acquired with, any property of MichCon.

      We may provide with respect to one or more series of senior debt securities, as set forth in the applicable prospectus supplement and supplemental indenture, that the restriction on Liens will only apply to those series from and after the release date (so long as no substituted collateral bonds are issued to secure the senior debt securities from and after the release date) and that the restriction will not apply to the extent that we effectively secure the applicable senior debt securities equally and ratably with the Indebtedness secured by the Lien.

      The senior indenture provides that we will not, nor will we permit any subsidiary to, enter into any arrangement with any lender or investor (other than MichCon or a subsidiary), or to which such lender or investor (other than MichCon or a subsidiary) is a party, providing for the leasing by MichCon or such subsidiary for a period, including renewals, in excess of three years of any real property located within the United States which has been owned by MichCon or such subsidiary for more than six months and which has been or is to be sold or transferred by MichCon or such subsidiary to such lender or investor or to any person to whom funds have been or are to be advanced by such lender or investor on the security of such real property unless either:

•	MichCon or such subsidiary could create Indebtedness secured by a lien consistent with the restrictions set forth in the foregoing paragraph on the real property to be leased in an amount equal to the value of such transaction without equally and ratably securing the senior debt securities; or

•	MichCon, within six months after the sale or transfer shall have been made, applies an amount equal to the greater of (i) the net proceeds of the sale of the real property leased pursuant to such arrangement or (ii) the fair market value of the real property so leased to the retirement of the senior debt securities and other obligations of MichCon ranking on a parity with the senior debt securities.

      We may provide with respect to one or more series of senior debt securities, as set forth in the applicable prospectus supplement and supplemental indenture, that the restriction on sale-leaseback transactions will only apply to those series from and after the release date (so long as no substituted collateral bonds are issued to secure the senior debt securities from and after the release date).

Events of Default and Notice Thereof

      The following are events of default under the senior indenture with respect to the senior debt securities of any series:

•	failure to pay interest on any senior debt security of that series when due, continued for 30 days;

•	failure to pay the principal of (or premium, if any, on) any senior debt security of that series when due and payable at maturity, upon redemption or otherwise;

•	failure to observe or perform any other covenant, warranty or agreement contained in the senior debt securities of that series or in the senior indenture (other than a covenant, agreement or warranty included in the senior indenture solely for the benefit of senior debt securities other than that series), continued for a period to 60 days after notice has been given to MichCon by the senior trustee or holders of at least 25% in aggregate principal amount of the outstanding senior debt securities of that series;

•	failure to pay at final maturity, or acceleration of, Indebtedness, excluding Project Finance Indebtedness, of MichCon having an aggregate principal amount of more than 1% of MichCon’s consolidated total assets (determined as of its most recent fiscal year-end), unless cured within 10 days after notice has been given to MichCon by the senior trustee or holders of at least 10% in aggregate principal amount of the outstanding senior debt securities of that series;

•	prior to the release date, the occurrence of a default under the mortgage, of which default the mortgage trustee or the holders of a majority in aggregate principal amount of the outstanding senior debt securities have given written notice to the mortgage trustee;

•	if any substituted collateral bonds are outstanding, the occurrence of a default under the substituted mortgage, of which default the trustee under such substituted mortgage or the holders of a majority in aggregate principal amount of the outstanding senior debt securities have given written notice to the senior trustee;

•	certain events of bankruptcy, insolvency or reorganization relating to MichCon; and

•	any other event of default with respect to the senior debt securities of that series specified in the applicable prospectus supplement or supplemental indenture under which that series of senior debt securities is issued.

      The senior indenture provides that the senior trustee shall, within 30 days after the occurrence of any default or event of default with respect to senior debt securities of any series, give the holders of senior debt securities of that series notice of all uncured defaults or events of default known to it (the term “default” includes any event which after notice or passage of time or both would be an event of default); provided, however, that, except in the case of an event of default or a default in payment on any senior debt securities of any series, the senior trustee shall be protected in withholding such notice if and so long as the board of directors, the executive committee or directors or responsible officers of the senior trustee in good faith determine that the withholding of such notice is in the interest of the holders of senior debt securities of that series.

      If an event of default with respect to senior debt securities of any series (other than due to events of bankruptcy, insolvency or reorganization) occurs and is continuing, the senior trustee or the holders of at least 25% in aggregate principal amount of the outstanding senior debt securities of that series, by notice in writing to MichCon (and to the senior trustee if given by the holders of at least 25% in aggregate principal amount of the senior debt securities of that series), may declare the unpaid principal of and accrued interest to the date of acceleration on all the outstanding senior debt securities of that series to be due and payable immediately and, upon any such declaration, the senior debt securities of that series shall become immediately due and payable.

      If an event of default occurs due to bankruptcy, insolvency or reorganization, all unpaid principal of and accrued interest on the outstanding senior debt securities of any series will become immediately due and payable without any declaration or other act on the part of the senior trustee or any holder of any senior debt security of that series. Upon any acceleration of the senior debt securities prior to the release date, the senior trustee is empowered to cause the mandatory redemption of the collateral bonds or substituted collateral bonds, as the case may be.

      The holders of a majority of the principal amount of the outstanding senior debt securities of any series may annul any such declaration with respect to senior debt securities of that series and waive past events of default and defaults (except, unless previously cured, an event of default or a default in payment of principal of or interest on the senior debt securities of that series) upon the conditions provided in the senior indenture. For purposes of these provisions, we may cure an event of default or default in payment of principal or interest on the senior debt securities at any time after an acceleration of the senior debt securities has been declared, but before a judgment or decree for the immediate payment of the principal amount of the senior debt securities has been obtained, and, prior to the release date, so long as all first mortgage bonds have not been accelerated, if we pay or deposit with the senior trustee a sum sufficient to pay all matured installments of interest, the principal and any premium which has become due otherwise than by acceleration and any other amounts due the senior trustee, and all defaults shall have been cured or waived, then such payment or deposit will cause an automatic rescission and annulment of the acceleration of the senior debt securities.

      The senior indenture provides that we shall periodically file statements with the senior trustee regarding compliance with applicable covenants and shall specify any event of default or defaults with respect to senior debt securities of any series, in performing such covenants, of which the signers may have knowledge.

Modification of the Senior Indenture; Waiver

      We and the senior trustee may modify the senior indenture without the consent of any holders with respect to certain matters, including (i) to cure any ambiguity, defect or inconsistency or to correct or supplement any provision which may be inconsistent with any other provision of the senior indenture and (ii) to make any change that does not materially adversely affect the interests of any holder of senior debt securities of any series. In addition, under the senior indenture, we and the senior trustee may modify certain rights and obligations of MichCon and the rights of holders of the senior debt securities may be modified by MichCon and the senior trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding senior debt securities of each series affected thereby; but no extension of the maturity of any senior debt securities of any series, reduction in the interest rate or extension of the time for payment of interest, change in the optional redemption or repurchase provisions in a manner adverse to any holder of senior debt securities of any series, modification that would adversely impair the interest of the senior trustee in the collateral bonds held by it or, prior to the release date, reduce the principal amount of any issue of collateral bonds securing the senior debt securities to an amount less than the principal amount of the related issue of senior debt securities or alter the payment provisions of such collateral bonds in a manner adverse to the holders of the senior debt securities, other modification in the terms of payment of the principal of, or interest on, any senior debt securities of any series, or reduction of the percentage required for modification, will be effective against any holder of any outstanding senior debt security of any series affected thereby without the holder’s consent. The senior indenture does not limit the aggregate amount of senior debt securities of MichCon that we may issue.

      The holders of a majority in aggregate principal amount of the outstanding senior debt securities of any series may on behalf of the holders of all senior debt securities of that series waive, insofar as that series is concerned, compliance by MichCon with certain restrictive covenants of the senior indenture. The holders of not less than a majority in aggregate principal amount of the outstanding senior debt securities of any series may on behalf of the holders of all senior debt securities of that series waive any past event of default or default under the senior indenture with respect to that series, except an event of default or a default in the payment of the principal of, or premium, if any, or any interest on any senior debt security of that series or in respect of a provision which under the senior indenture cannot be modified or amended without the consent of the holder of each outstanding senior debt security of that series affected.

Defeasance

      We may terminate our substantive obligations in respect of the senior debt securities of any series (except for our obligations to pay the principal of (and premium, if any, on) and the interest on the senior debt securities of that series) by:

•	depositing with the senior trustee, under the terms of an irrevocable trust agreement, money or U.S. government obligations or a combination of money and U.S. government obligations sufficient to pay all remaining indebtedness on the senior debt securities of that series,

•	delivering to the senior trustee either an opinion of counsel or a ruling directed to the senior trustee the Internal Revenue Service to the effect that the holders of the senior debt securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and termination of obligations, and

•	complying with certain other requirements set forth in the senior indenture.

Voting of Collateral Bonds Held by Senior Trustee

      The senior trustee, as holder of collateral bonds, will attend any meeting of holders of first mortgage bonds under the mortgage indenture, as to which it receives due notice, or, at its option, will deliver its proxy in connection therewith. Either at such meeting, or otherwise where the consent of holders of first mortgage bonds is sought without a meeting, the senior trustee will vote all of the collateral bonds held by it, or will consent or withhold consent with respect thereto, as directed by the holders of a majority in aggregate principal amount of the outstanding senior debt securities; provided, however, that the senior trustee shall not be required to vote the collateral bonds of any particular issue in favor of, or give consent to, any action except upon notification by the senior trustee to the holders of the related issue of senior debt securities of such proposal and consent thereto of the holders of a majority in principal amount of the outstanding senior debt securities of such issue.

Concerning the Senior Trustee

      Citibank is the senior trustee under the senior indenture. Citibank is also trustee under the mortgage indenture and a depositary of funds of MichCon. See “Description of the First Mortgage Bonds — Concerning the Secured Trustees.” Citibank and its affiliates also act as a lender or provide other banking or investment banking and other financial services to MichCon and its affiliates. The Trust Indenture Act contains limitations on the rights of the senior trustee, should it become a creditor of MichCon, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The senior trustee is permitted to engage in other transactions with MichCon and its subsidiaries from time to time, provided that if the senior trustee acquires any conflicting interest it must eliminate such conflict upon the occurrence of an event of default under the senior indenture, or else resign.

Book-Entry Securities

      Unless we otherwise specify in the applicable prospectus supplement, we will issue to investors securities in the form of one or more book-entry certificates registered in the name of a depository or a nominee of a depository. Unless we otherwise specify in the applicable prospectus supplement, the depository will be The Depository Trust Company, also referred to as DTC. We have been informed by DTC that its nominee will be Cede & Co. Accordingly, we expect Cede to be the initial registered holder of all securities that are issued in book-entry form.

      No person that acquires a beneficial interest in securities issued in book-entry form will be entitled to receive a certificate representing those securities, except as set forth in this prospectus or in the applicable prospectus supplement. Unless and until definitive securities are issued under the limited circumstances described below, all references to actions by holders or beneficial owners of securities issued in book-entry form will refer to actions taken by DTC upon instructions from its participants, and all references to payments and notices to holders or beneficial owners will refer to payments and notices to DTC or Cede, as the registered holder of such securities.

      Upon the issuance of such book-entry security, DTC or its nominee will credit the accounts of persons held with it with the respective principal or face amounts of the debt securities represented by such book-entry security. Ownership of beneficial interests in such book-entry security will be limited to persons that have accounts with DTC (“participants”) or persons that may hold interests through participants. Ownership of beneficial interests by participants in such book-entry security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC. Ownership of beneficial interests in such book-entry security by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to acquire or transfer beneficial interests in such book-entry security.

      We will make payment of principal of and interest on the debt securities to DTC or its nominee, as the case may be, as the sole registered owner and holder of the book-entry security for all purposes under the indenture.

      MichCon has been advised by DTC that upon receipt of any payment of principal of or interest on any book-entry security, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such book-entry security as shown on the records of DTC. Payments by participants to owners of beneficial interests in such book-entry security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in “street name” and will be the sole responsibility of such participants.

      So long as DTC, or its nominee, is the registered owner of a book-entry security, or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such book-entry security for the purposes of receiving payment on such debt securities, receiving notices and for all other purposes under the indenture and such debt securities. Beneficial interests in any series of debt securities will be evidenced only by, and transfer thereof will be effected only through, records maintained by DTC and its participants. Except as provided herein, owners of beneficial interests in any book-entry security will not be entitled to and will not be considered the holders thereof for any purposes under the indenture. Accordingly, each person owning a beneficial interest in such book-entry security must rely on the procedures of DTC, and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture.

      DTC has informed us that it is:

•	a limited-purpose trust company organized under New York banking laws;

•	a “banking organization” within the meaning of the New York banking laws;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under the Securities Exchange Act.

      DTC has also informed us that it was created to:

•	hold securities for “participants”; and

•	facilitate the computerized settlement of securities transactions among participants through computerized electronic book-entry changes in participants’ accounts, thereby eliminating the need for the physical movement of securities certificates.

      Participants have accounts with DTC and include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to indirect participants such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

      Persons that are not participants or indirect participants but desire to buy, sell or otherwise transfer ownership of or interests in securities may do so only through participants and indirect participants. Under the book-entry system, beneficial owners may experience some delay in receiving payments, as payments will be forwarded by our agent to Cede, as nominee for DTC. DTC will forward these payments to its participants, which thereafter will forward them to indirect participants or beneficial owners. Beneficial owners will not be recognized by the applicable registrar, transfer agent or trustee as registered holders of the securities entitled to the benefits of the certificate or the indenture. Beneficial owners that are not participants will be permitted to exercise their rights as an owner only indirectly through participants and, if applicable, indirect participants.

      Because DTC can act only on behalf of participants, who in turn act only on behalf of other participants or indirect participants, and on behalf of certain banks, trust companies and other persons approved by it, the ability of a beneficial owner of securities issued in book-entry form to pledge those securities to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for the securities.

      DTC has advised us that it will take any action permitted to be taken by a registered holder of any securities under the certificate, the indenture or any deposit agreement only at the direction of one or more participants to whose accounts with DTC the securities are credited. Under its usual procedures, DTC mails an omnibus proxy to MichCon as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.’s (DTC’s partnership nominee) consenting or voting rights to those participants to whose accounts the debt securities of a series are credited on the applicable record date (identified in a listing attached to the omnibus proxy).

      According to DTC, the information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

      Unless otherwise specified in the applicable prospectus supplement, a book-entry security will be exchangeable for definitive securities registered in the names of the persons other than DTC or its nominee only if:

•	DTC notifies us that it is unwilling or unable to continue as depository for the book-entry security or DTC ceases to be a clearing agency registered under the Securities Exchange Act at a time when DTC is required to be so registered; or

•	we execute and deliver to the senior trustee an order complying with the requirements of the senior indenture that the book-entry security will be so exchangeable; or

•	an event of default has occurred and is continuing.

Any book-entry security that is exchangeable in accordance with the preceding sentence will be exchangeable for securities registered in such names as DTC directs.

      If one of the events described in the immediately preceding paragraph occurs, DTC is generally required to notify all participants of the availability through DTC of definitive securities. Upon surrender by DTC of the book-entry security representing the securities and delivery of instructions for re-registration, the senior trustee will reissue the securities as definitive securities. After reissuance of the securities, such persons will recognize the beneficial owners of such definitive securities as registered holders of securities.

      Except as described above:

•	a book-entry security may not be transferred except as a whole book-entry security by or among DTC, a nominee of DTC and/or a successor depository appointed by us; and

•	DTC may not sell, assign or otherwise transfer any beneficial interest in a book-entry security unless the beneficial interest is in an amount equal to an authorized denomination for the securities evidenced by the book-entry security.

      None of MichCon, the trustees or any agent of any of them, will have any responsibility or liability for any aspect of DTC’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a book-entry security.

DESCRIPTION OF THE FIRST MORTGAGE BONDS

      The following summaries of certain provisions of the first mortgage bonds and the mortgage do not purport to be complete and are subject to, and are qualified in their entirety by express reference to, all the provisions of the mortgage, including the definitions of certain terms. Certain capitalized terms in this section are defined in the mortgage.

General

      Prior to the release date, we will issue any series of first mortgage bonds issued as collateral bonds to the senior trustee. Each issue of such collateral bonds to the senior trustee will be in a principal amount equal to the principal amount of the senior debt securities issued contemporaneously with such collateral bonds. Prior to the release date, we shall make payments of the principal of, and premium or interest on, each series of collateral bonds to the senior trustee, which payments shall be applied by the senior trustee to the satisfaction of all obligations then due on the related series of senior debt securities. The collateral bonds will be exchangeable for a like aggregate principal amount of collateral bonds of the same series of other authorized denominations at the office of the secured trustees in New York, New York.

Security and Priority

      The mortgage constitutes a first mortgage lien (subject to exceptions and reservations set forth therein, to “permissible encumbrances,” and to various matters specified under “Business; Franchises” and “Properties” in MichCon’s Form 10-K) upon substantially all of the fixed property and franchises of MichCon, consisting principally of gas distribution and transmission lines and systems, underground storage fields and buildings, including property of the character initially mortgaged which has been or may be acquired by MichCon subsequent to the execution and delivery of the mortgage. It prohibits creation of prior liens upon the mortgaged property, other than “permissible encumbrances,” but, within specified limitations in certain cases, property may be acquired subject to preexisting liens or purchase money and other liens created at the time or in connection with the acquisition of such property. The property excepted from the lien of the mortgage indenture consists principally of cash (unless deposited with the mortgage trustee under the mortgage indenture), accounts receivable, gas stored in reservoirs except to the extent specially pledged, materials and supplies, securities, vehicles and leases.

      The first mortgage bonds will rank equally and ratably (except as to sinking fund and other analogous funds established for the exclusive benefit of a particular series) with all first mortgage bonds, regardless of series, from time to time issued and outstanding under the mortgage.

Release of Property

      Unless an event of default shall have occurred and be continuing, MichCon is entitled to possess, use and enjoy all the property and appurtenances, franchise and rights conveyed by the mortgage. Subject to various limitations and requirements, MichCon may obtain a release of any part of the mortgaged property, except prior lien bonds, upon receipt by the mortgage trustee of cash, as adjusted, equal to the consideration, if any, received or to be received from the sale, surrender or other disposition of the property to be released or the then fair value thereof (whichever shall be greater).

Issuance of Additional First Mortgage Bonds

      We may issue additional first mortgage bonds under the mortgage in principal amounts (unlimited except as provided by law) equal to:

(1) 70% of the cost or fair value to MichCon, whichever is less, of unbonded net property additions made after December 31, 1943 (subject to deductions in certain cases, if such net property additions secure prior lien bonds);

(2) the sum of the principal amount of first mortgage bonds previously issued under the mortgage indenture, and of prior lien bonds theretofore deducted under the mortgage, which have been retired or are then being retired and have not theretofore been bonded; and

(3) the amount of cash deposited with the mortgage trustee for such purpose.

      We may issue first mortgage bonds on the basis of net property additions which include substantially all utility property subject to the mortgage or deposit of cash only if net earnings available for interest and depreciation (before deduction for income taxes) for any specified 12 consecutive calendar months within the preceding 15 months equal 2 1/2 times annual interest charges on the first mortgage bonds and any prior lien bonds. Such earnings requirement need not be met where first mortgage bonds are to be issued against first mortgage bonds or prior lien bonds which have been or are being retired as described in (2) above if the first mortgage bonds to be issued bear interest at a lower rate than the first mortgage bonds or prior lien bonds which have been or are to be retired, or if the proceeds from the first mortgage bonds to be issued are used to refund first mortgage bonds or prior lien bonds which have been retired within two years prior to such issuance unless additional first mortgage bonds requiring an earnings certificate have been issued in the period between the retirement of the retired first mortgage bonds and the issuance of the first mortgage bonds.

      As of March 31, 2001, MichCon had approximately $1.374 billion of unbonded net property additions, which would entitle it to issue approximately $962 million principal amount of additional first mortgage bonds on the basis of unbonded net property additions.

Withdrawal of Certain Cash

      Cash deposited with the mortgage trustee as a basis for the issuance of additional first mortgage bonds may be withdrawn by MichCon in amounts described above under “Issuance of Additional First Mortgage Bonds”.

Defeasance

      We may require the discharge of the mortgage or treat a series of first mortgage bonds as no longer outstanding thereunder if:

•	we deposit with the mortgage trustee monies or certain obligations of the United States of America or certain securities which are guaranteed by, or backed by obligations of, the United States of America, in an amount sufficient to pay, when due, the principal, premium if any, and any interest due and to become due; and

•	we deliver an opinion of counsel to the effect that registration is not required under the Investment Company Act of 1940, as amended, applicable laws are not violated, and such discharge will not result in a taxable event with respect to the first mortgage bonds the payment of which is being provided for.

      In such event, the obligation of MichCon duly and punctually to pay and cause to be paid the principal, premium, if any, and interest in respect of such first mortgage bonds shall be completely discharged. Thereafter, the holders of such first mortgage bonds shall be entitled to payment only out of funds on deposit with the mortgage trustee as stated above for their payment.

Modification of Mortgage

      In general, modifications or alterations of the mortgage and of the rights or obligations of MichCon and of the holders of first mortgage bonds, as well as waivers of compliance with the mortgage, may be made with the consent of holders of 60% of the first mortgage bonds, or, if less than all series of the first mortgage bonds are adversely affected, the consent of the holders of 60% of the first mortgage bonds adversely affected. No such modification, alteration or waiver may be made which will

•	permit the extension of the time or times of payment of the principal of, or the interest or the premium (if any) on, any first mortgage bond, or a reduction in the rate of interest thereon, or otherwise affect the terms of payment of the principal of, or the interest or the premium (if any) on, any first mortgage bond, or affect the right of any holder of first mortgage bonds to institute suit for the enforcement of any such payment on or after the due date thereof,

•	otherwise than as permitted by the mortgage, permit the creation of any lien ranking prior or equal to the lien of the mortgage with respect to any of the mortgaged properties, or

•	permit the reduction of the percentage of first mortgage bonds required for the making of any such modification, alteration or waiver.

Concerning the Secured Trustees

      Citibank is the mortgage trustee under the mortgage. Citibank has acted as paying agent on the outstanding first mortgage bonds and will act in the same capacity with respect to any additional first mortgage bonds issued under the mortgage indenture. It is also a depositary of funds of MichCon. Robert T. Kirchner, individual trustee under the mortgage, is an officer of Citibank. Citibank also serves as trustee for the senior debt securities. Citibank and its affiliates also act as a lender or provide other banking or investment banking and other financial services to MichCon and its affiliates. The Trust

Indenture Act contains limitations on the rights of the secured trustees, should they become creditors of MichCon, to obtain payment of claims in certain cases or to realize on certain property received by them in respect of any such claims, as security or otherwise. The secured trustees are permitted to engage in other transactions with MichCon and its subsidiaries from time to time, provided that if the secured trustees acquire any conflicting interests they must eliminate such conflicts upon the occurrence of an event of default under the mortgage, or else resign.

Default and Notice Thereof to Holders of First Mortgage Bonds

      The mortgage provides that, in case of an event of default as defined therein, the mortgage trustee or the holders of not less than 25% in principal amount of the first mortgage bonds may declare the principal and all accrued and unpaid interest of all first mortgage bonds, if not already due, to be immediately due and payable. The mortgage trustee, upon request of the holders of a majority in principal amount of the outstanding first mortgage bonds, shall waive such default and rescind any such declaration if such default is cured. The holders of a majority in principal amount of the first mortgage bonds shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the secured trustees and of exercising any power or trust conferred upon the secured trustees, but under certain circumstances, the secured trustees may decline to follow such directions or to exercise certain of their powers.

      Holders of first mortgage bonds have no right to enforce any remedy under the mortgage unless the secured trustees have first had a reasonable opportunity to do so following notice of default to the mortgage trustee and request by the holders of 25% in principal amount of the first mortgage bonds for action by the secured trustees with offer of indemnity satisfactory to the secured trustees against cost, expenses and liabilities that may be incurred thereby, but this provision does not impair the absolute right of any holder of first mortgage bonds to enforce payment of the principal of and interest on the holder’s first mortgage bond when due.

      The mortgage provides that the following shall constitute events of default:

•	failure to pay any installment of interest on any first mortgage bond when due and payable, and continuance of such failure for 60 days;

•	failure to pay the principal of any first mortgage bond when due and payable, whether at maturity, in connection with any sinking fund payment, or otherwise;

•	failure to pay any installment of interest on any prior lien bonds, and continuance of such failure for the period of grace, if any, specified in the prior lien securing such bonds;

•	failure to pay any installment applied to the purchase or redemption of any first mortgage bond, and continuance of such failure for 60 days; failure to pay the principal of any prior lien bond when due and payable, whether at maturity or otherwise;

•	failure on the part of MichCon to perform or observe any other covenant, agreement or condition contained in the mortgage indenture or in the first mortgage bonds or any prior lien bonds, continuance of such failure for 90 days after written notice to MichCon by the mortgage trustee or by the holders of not less than 25% in principal amount of the first mortgage bonds; and

•	insolvency or bankruptcy, receivership or similar proceedings initiated by MichCon, or initiated against MichCon and not dismissed or stayed within 45 days; and

•	failure to renew or extend MichCon’s corporate charter upon or prior to the expiration of such under the provision of its articles of incorporation or of law.

      The mortgage provides that the secured trustees shall give to the holders of first mortgage bonds notice of the happening of a default known to them within 90 days after the occurrence thereof (disregarding any period of grace in the defaults referred to above) unless such default shall have been cured, but except in case of default in the payment of principal, premium, if any, or interest on the first mortgage bonds or in the payment of any sinking fund installment, the secured trustees may withhold such notice if and so long as the board of directors, the executive committee or a trust committee of directors or responsible officers of the mortgage trustee in good faith determine that the withholding of such notice is in the interest of the holders of first mortgage bonds.

PLAN OF DISTRIBUTION

      MichCon may sell the senior debt securities through agents, underwriters or dealers, or directly to one or more purchasers without using underwriters or agents.

      MichCon may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell senior debt securities on a continuing basis.

      If MichCon uses underwriters for a sale of senior debt securities, the underwriters will acquire the senior debt securities for their own account. The underwriters may resell the senior debt securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the senior debt securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters will be obligated to purchase all the senior debt securities offered if any of those senior debt securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers will be described in the applicable prospectus supplement and may be changed from time to time.

      Underwriters, dealers and agents that participate in the distribution of the senior debt securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from MichCon and any profit on their resale of the senior debt securities may be treated as underwriting discounts and commissions under the Securities Act. The applicable prospectus supplement will identify any underwriters, dealers or agents and will describe their compensation. MichCon may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiaries in the ordinary course of their businesses.

Trading Markets and Listing of Securities

      Unless otherwise specified in the applicable prospectus supplement, each class or series of senior debt securities will be a new issue with no established trading market. MichCon may elect to list any class or series of debt securities on any exchange but is not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of debt securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. MichCon cannot give any assurance as to the liquidity of the trading market for any of the debt securities.

Stabilization Activities

      Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short-covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

LEGAL MATTERS

      The validity of the debt securities will be passed upon for MichCon by T. A. Hughes, Associate General Counsel. In addition, other customary legal matters relating to the offering of the debt securities, including matters relating to our due incorporation, legal existence and authorized capitalization, will be passed upon for MichCon by T. A. Hughes, Associate General Counsel. Mr. Hughes beneficially owns approximately 800 shares of DTE common stock and holds options to purchase an additional 30,750 shares. Except as otherwise set forth in a prospectus supplement, the validity of the debt securities will be passed upon for any underwriters, dealers or agents by Sidley Austin Brown & Wood LLP, New York, New York. Sidley Austin Brown & Wood LLP will rely on the opinion of Mr. Hughes with respect to Michigan law.

EXPERTS

      The consolidated financial statements and related financial statement schedule incorporated in this prospectus by reference from MichCon’s Annual Report on Form 10-K for the year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      With respect to the unaudited interim financial information for the periods ended March 31, 2001 and 2000 which is incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their report included in MichCon’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the Internet at the Securities and Exchange Commission’s web site at http://www.sec.gov. You may also read and copy any document we file at the Securities and Exchange Commission’s public reference rooms located at:

•	450 Fifth Street, N.W. Washington, D.C. 20549;
•	7 World Trade Center New York, New York 10048; and
•	Citicorp Center 500 West Madison Street Chicago, Illinois 60661.

      Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms and their copy charges.

      The Securities and Exchange Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. Until we sell all of the debt securities covered by this prospectus, we incorporate by reference the documents listed below and any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934 (other than information in such documents that is deemed not to be filed):

•	Annual Report on Form 10-K for the year ended December 31, 2000, filed on March 15, 2001;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, filed on May 14, 2001;

•	Current Report on Form 8-K filed on March 22, 2001.

      Each of these documents is available from the Securities and Exchange Commission’s web site and public reference rooms described above. You may also request a copy of these filings, excluding exhibits, at no cost by writing or telephoning MichCon, at our principal executive office, which is:

Michigan Consolidated Gas Company
500 Griswold Street
Detroit, Michigan 48226
(313) 235-4000

      Our web site address is http://www.michcon.com. The information on our web site is not incorporated by reference into this prospectus. You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. MichCon has not authorized anyone to provide you with different information.

      MichCon is not making an offer of the debt securities covered by this prospectus in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement or in any other document incorporated by reference in this prospectus is accurate as of any date other than the date of those documents.